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July 11, 2005 04:57 PM US Eastern Timezone

CORRECTING and REPLACING AIG Highstar Capital Agrees to Sell Major Midwestern Gas Pipeline to GE Commercial Finance and Caisse de depot et placement du Quebec

CORRECTION...by American International Group, Inc.

NEW YORK--(BUSINESS WIRE)--July 11, 2005--First graph, last sentence should read xxx The purchase price is $362 million, plus the assumption of $476 million in debt and preferred stock. (sted The purchase price is $362 million, plus the assumption of $467 million in debt and preferred stock.)

The corrected release reads:

AIG HIGHSTAR CAPITAL AGREES TO SELL MAJOR MIDWESTERN GAS PIPELINE TO GE COMMERCIAL FINANCE AND CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

AIG Highstar Capital, L.P. (AIG Highstar Capital), a private equity fund sponsored by American International Group, Inc. (AIG) has agreed to sell the Southern Star Central Corp. (Southern Star) gas pipeline system to GE Commercial Finance Energy Financial Services (GE's Energy Financial Services), a major global energy investor, and Caisse de depot et placement du Quebec. The purchase price is $362 million, plus the assumption of $476 million in debt and preferred stock.

The sale is subject to customary closing conditions and regulatory approvals, expected within the third quarter of this year.

Southern Star is a regulated company that owns an interstate natural gas pipeline spanning more than 6,000 miles in Kansas, Oklahoma, Missouri, Wyoming, Nebraska, Colorado and Texas. In addition to the pipeline, the system includes 39 compressor stations and eight gas storage fields. Customers include local gas distribution companies in Kansas City, St. Louis and Springfield in Missouri, as well as Kansas City and Wichita in Kansas.

AIG Highstar Capital acquired Southern Star in 2002 from The Williams Companies, and GE's Energy Financial Services acquired 2 percent of the equity of Southern Star in 2003. Upon the closing of the latest transaction, GE's Energy Financial Services will hold a 60 percent economic interest in Southern Star. Caisse de depot et placement du Quebec -- Canada's largest institutional investor - will hold 40 percent. Southern Star's management will continue to operate and maintain the pipeline from its Owensboro, Kentucky, headquarters. AIG Highstar Capital was advised by Lehman Brothers in the sale of its interests in Southern Star.

Commenting on the sale, AIG Highstar Capital Managing Director Christopher Lee stated, "Since our acquisition of the pipeline, AIG Highstar Capital and the Southern Star management team have established an independent brand for Southern Star and significantly strengthened its service, safety and customer focus. We are confident that GE's Energy Financial Services and Caisse de depot et placement du Quebec will build on this success with Southern Star's management team and employees."

"Our acquisition of Southern Star nearly doubles our pipeline assets, reinforces our infrastructure growth strategy and enables the pipeline's current management and employees to continue to provide superior customer service," said Dan Castagnola, Managing Director at GE's Energy Financial Services. "Southern Star's competitive position in the US gas market, along with its stable earnings and cash flows, make it a valuable addition to our portfolio."

Regarding the transaction, Caisse de depot et placement du Quebec's Senior Vice President of Investments in Infrastructure Ghislain Gauthier said: "The assets fit our infrastructure portfolio strategy of generating predictable current income and return. Furthermore, we are pleased to invest alongside GE's Energy Financial Services, a highly qualified investor."

About AIG Highstar Capital, L.P.

AIG Highstar Capital, L.P. (AIG Highstar Capital) is a leveraged buyout fund sponsored by American International Group, Inc. AIG Highstar Capital and its successor fund, AIG Highstar Capital II, L.P. (the Highstar Funds), seek investment opportunities in infrastructure assets and businesses with stable cash flows, downside protection and value enhancement opportunities. Currently, the Highstar Funds have over $1.1 billion of capital under management and have made investments and investment commitments in gas transmission and storage, power generation and water and waste water businesses. The Highstar Funds are based in New York, New York and Houston, Texas.

About American International Group, Inc.

American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

About GE Commercial Finance Energy Financial Services

GE Commercial Finance Energy Financial Services, based in Stamford, Connecticut, invests about $3 billion annually in the world's most capital-intensive industry, energy. With more than $10 billion in assets, GE Commercial Finance Energy Financial Services offers structured equity, leveraged leasing, partnerships, project finance and broad-based commercial finance to the global energy industry from wellhead to wall socket. For more information, visit www.geenergyfinancialservices.com.

About GE Commercial Finance and GE

GE Commercial Finance offers businesses around the globe an array of financial products and services, has assets of over $230 billion and is headquartered in Stamford, Connecticut, USA. GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world's toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit www.ge.com.

About the Caisse de depot et placement du Quebec

The Caisse de depot et placement du Quebec is a financial institution that manages funds primarily for public and private pension and insurance plans. As at December 31, 2004, it held CA$102.4 billion of net assets. The leading institutional fund manager in Canada, the Caisse invests in the main financial markets as well as in private equity and real estate. Its private equity unit focuses mainly on companies that offer predictable current income for its infrastructure portfolio. The Caisse partners with dynamic companies in various sectors, offering them a wide range of financing products, mainly equity investments and loans. As at December 31, 2004, the private equity portfolios held more than 600 investments in funds and companies, for CA$10.2 billion of net assets

Contacts

Joe Norton for AIG Highstar
212-770-3144
or
Ken Koprowski for GE Commercial Finance
203-961-5743
or
Lucie Freniere for Caisse de depot et placement du Quebec
514-847-5949